                                   AGREEMENT

                  This Agreement dated as of June 4, 1996 by and among Odyssey Financial Company ("Odyssey"), Joan Vogel ("Vogel"), the Joseph Vogel Revocable Trust (the "Trust") (collectively, the "Shareholders") and Stephen Katz, as voting trustee (the "Trustee").

                  WHEREAS, the parties have executed a Voting Trust Agreement, dated as of May 23, 1996 ("Voting Trust Agreement") to provide for the voting of the Common Stock of Coin Bill Validator, Inc., a New York corporation (the "Company"); and

                  WHEREAS, pursuant to the Voting Trust Agreement, the Shareholders have agreed to assign to the Trustee their shares of Common Stock of the Company to be held in a trust for the benefit of such Shareholders (the "Trust") and deliver to the Trustee a certificate or certificates duly endorsed for transfer to, or accompanied by duly executed stock powers in favor of, the Trustee.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

                  1. With respect to 15,200 shares of Common Stock of the Company owned by Joan Vogel and held by Paulson Investment Company Inc. (Account Number IX23704) ("Paulson Account") (the "Shares"), such Shares shall remain in the Paulson Account and Vogel shall not be required to deliver such Shares to the Trustee. Notwithstanding the foregoing, such Shares shall be deemed to be held in the Trust for the benefit of Vogel under the terms and conditions of the Voting Trust Agreement except, that, the Trustee shall not be responsible for payment of any dividends or other distributions with respect to the Shares. Vogel shall inform Trustee of any sale, assignment or other transfer of any of the Shares.

                  2. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws.

                  3. Each party hereto shall execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other additional acts as any other party hereto may reasonably request or as may otherwise be necessary or proper to consummate and perfect the transactions contemplated hereby.

                  4. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors



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and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any person not a party hereto.

                  5. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the Shareholders and the Trustee have duly executed this Agreement as of the date set forth above.

                                            SHAREHOLDERS:

                                            ODYSSEY FINANCIAL COMPANY


                                            By:  /s/ Stephen Katz
                                               ________________________________
                                                Stephen Katz, General Partner


                                                   /s/ Joan Vogel
                                            ___________________________________
                                                       Joan Vogel


                                            JOSEPH VOGEL REVOCABLE TRUST


                                            By:  /s/ Joan Vogel
                                               ________________________________
                                                     Joan Vogel, Trustee


                                            By:  /s/ Murray Silver
                                               ________________________________
                                                     Murray Silver, Trustee


                                            VOTING TRUSTEE:


                                                  /s/ Stephen Katz
                                            ___________________________________
                                                     Stephen Katz




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